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                                                                    EXHIBIT 99.5


                                   CD&L, INC.

                             SHARES OF COMMON STOCK

                           OFFERED PURSUANT TO RIGHTS
         DISTRIBUTED TO HOLDERS OF RECORD OF COMMON STOCK OF CD&L, INC.

                                             , 2004

To Our Clients:

         Enclosed for your consideration are a prospectus, dated         , 2004,
Instructions as to Use of Subscription Rights Certificates, and a Beneficial Owner Election Form relating to the offering by CD&L, Inc., or CD&L, of subscription rights distributed to all holders of record of shares of CD&L's common stock, par value $.001 per share, options to purchase common stock (the "options") and certain convertible notes (the "notes")at the close of business
on           , 2004, the record date, to subscribe for and purchase shares of its common stock. The subscription rights are described in CD&L's prospectus
dated           , 2004, which accompanies this letter.

         In the rights offering, CD&L is offering an aggregate of 2,502,094 shares of common stock, as described in the Prospectus.

         The subscription rights will expire, if not exercised, at 5:00 p.m.,
New York City time, on           , 2004, unless extended by CD&L in its sole
discretion. This date, as it may be extended, is referred to as the "expiration time."

         As described in the prospectus, you will receive .25 subscription rights for each share of common stock that you owned or were entitled to receive upon exercise of the options and conversion of the notes at the close of business on the record date. You are entitled to purchase one share of common stock at the subscription price of $1.016 per share for each whole subscription right that you receive, or effectively 25 shares of common stock for every 100 shares of common stock that you owned or were entitled to receive upon exercise of the options and conversion of the notes on the record date. This is your "basic subscription privilege."

            If you exercise your basic subscription privilege in full, you may also subscribe for additional shares that other stockholders have not purchased under their basic subscription privilege, up to a maximum of one times your basic subscription privilege. This is your "oversubscription privilege." For example, if your basic subscription privilege entitled you to purchase 100 shares of common stock, you could subscribe for up to 100 additional shares of common stock under your oversubscription privilege. If there are not enough shares available to fill all such subscriptions for additional shares, the available shares will be allocated pro rata based on the number of shares each subscriber for additional shares has elected to purchase under the oversubscription privilege. CD&L will not allocate to you more than the number of shares that you have actually subscribed and paid for, and no stockholder will be entitled to purchase under his oversubscription privilege more than one times his basic subscription privilege. You can elect to exercise the oversubscription privilege only at the same time you or your nominee exercise your basic subscription privilege in full.

         The subscription rights will be evidenced by non-transferable rights certificates and will cease to have any value at the close of business at or after the expiration time.

         The enclosed materials are being forwarded to you as the beneficial owner of common stock carried by us in your account but not registered in your name. Exercises of subscription rights may be made only by us as the record owner and pursuant to your instructions. Accordingly, we request instruction from you as to whether you wish us to elect to subscribe for any of the shares of common stock to which you are entitled pursuant to the terms and subject to the conditions set forth in the enclosed prospectus. However, we urge you to read the prospectus and the other enclosed materials carefully before instructing us to exercise any of your subscription rights.

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         Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise subscription rights on your behalf in accordance with the provisions of the rights offering. The rights offering will expire at the expiration time. Once you exercise a subscription right, neither you nor we may revoke such exercise.

         If you wish to have us, on your behalf, exercise subscription rights for any of the shares of common stock to which you are entitled, please so instruct us by completing, executing and returning to us the instruction form accompanying this letter.

         Any questions or requests for assistance concerning the offering should be directed to:

                               Russell J. Reardon
                   Vice President and Chief Financial Officer
                                   CD&L, Inc.
                                80 Wesley Street
                       South Hackensack, New Jersey 07606
                              Phone: 201-487-7740


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